SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant §240.14a-12

CORRECTIONS CORPORATION OF AMERICA
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[   ]       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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VOTING PROCEDURES
Quorum and Required Vote
Submission of Proxies
Revocation of Proxies
Solicitation of Proxies
INFORMATION ABOUT THE COMPANY
PROPOSAL FOR ELECTION OF DIRECTORS
Certain Information Concerning the Board of Directors
Information Concerning Executive Officers Who Are Not Directors
Committees of the Company’s Board of Directors
Meetings of the Company’s Board of Directors
Compensation of the Company’s Board of Directors
Audit Committee Report
Additional Information Regarding Independent Auditors
Employment Agreements and Change in Control Provisions
Change in Control Provisions of Stock Incentive Plans
EXECUTIVE COMPENSATION
Summary Compensation Table
Option/SAR Grants in Last Fiscal Year
Aggregate Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Option/SAR Values
Compensation Committee Report
Compensation Committee Interlocks and Insider Participation
OWNERSHIP OF THE COMPANY’S SECURITIES BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Common Stock
Series A Preferred Stock
Series B Preferred Stock
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
ANNUAL REPORT AND FORM 10-K
OTHER MATTERS
APPENDIX A

April 15, 2002

To our stockholders:

     We are pleased to invite you to attend the annual meeting of stockholders of Corrections Corporation of America (the “Company”) to be held at 10:00 a.m., local time, on Thursday, May 16, 2002, at the Hilton Suites, 121 4th Avenue South, Nashville, Tennessee.

     Details regarding the business to be conducted at the meeting are more fully described in the accompanying Notice of Annual Meeting and proxy statement.

     During the meeting, management of the Company will also review the Company’s recently completed 2001 fiscal year and will provide a report on the progress of the Company, including a description of recent developments affecting the Company. Stockholders of the Company will also be given an opportunity to ask management questions of general interest concerning the Company.

     Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to vote as soon as possible by completing, signing, dating and promptly returning the enclosed proxy card in the envelope provided. If you choose to attend the meeting in person, you may revoke your proxy and personally cast your votes.

     Your Board of Directors and the Company’s management look forward to greeting those stockholders who are able to attend.

Sincerely,

William F. Andrews Chairman of the Board of Directors

John D. Ferguson Vice-Chairman of the Board of Directors, Chief Executive Officer and President

CORRECTIONS CORPORATION OF AMERICA
10 BURTON HILLS BOULEVARD
NASHVILLE, TENNESSEE 37215

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 16, 2002

     Notice is hereby given that the annual meeting of stockholders (the “Annual Meeting”) of Corrections Corporation of America (the “Company”) will be held at 10:00 a.m., local time, on Thursday, May 16, 2002, at the Hilton Suites, 121 4th Avenue South, Nashville, Tennessee, for the following purposes:

(1)	To elect 10 directors to serve on the Company’s Board of Directors until the 2003 annual meeting of the Company’s stockholders and until their respective successors are duly elected and qualified; and

(2)	To consider and act upon any other matters which may be properly raised at the Annual Meeting and any adjournments or postponements thereof.

     Only stockholders of record at the close of business on Thursday, April 4, 2002, are entitled to notice of, and to vote at, the Annual Meeting or at any adjournments or postponements thereof.

     The Company’s Board of Directors recommends that you vote FOR the nominees for director named in the proxy statement. Your attention is directed to the proxy statement accompanying this Notice of Annual Meeting for more complete information regarding the matters to be presented and acted upon at the Annual Meeting.

     All stockholders are cordially invited to attend the meeting in person.

By Order of the Board of Directors,

G. A. Puryear IV Executive Vice President, General Counsel and Secretary

April 15, 2002
Nashville, Tennessee

YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

i

PROXY STATEMENT
FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 16, 2002

     The Board of Directors of Corrections Corporation of America, a Maryland corporation (the “Company”), is providing this Proxy Statement, together with the accompanying Notice of Annual Meeting and the enclosed proxy card, for use at the 2002 Annual Meeting of Stockholders of the Company, which will take place on Thursday, May 16, 2002, at 10:00 a.m., local time, at the Hilton Suites, 121 4th Avenue South, Nashville, Tennessee (the “Annual Meeting”), and at any adjournments or postponements thereof. At the Annual Meeting, stockholders will be asked to vote:

(i)	to elect 10 directors; and

(ii)	upon any other matters which may be properly raised at the Annual Meeting and at any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on Thursday, April 4, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Only holders of record of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting.

     As of the Record Date, the Company had 28,014,115 shares of Common Stock issued and outstanding, each of which is entitled to one vote with respect to each matter submitted at the Annual Meeting. As of the Record Date, the Company had 4,300,000 shares of its 8.0% Series A Cumulative Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), issued and outstanding and 4,183,269 shares of its 12.0% Series B Cumulative Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), issued and outstanding. Pursuant to the terms of the Series A Preferred Stock and the Series B Preferred Stock, the holders of such shares do not possess any voting rights with respect to the items presented at the Annual Meeting.

     This Proxy Statement, together with the accompanying Notice of Annual Meeting and the enclosed proxy card, are being sent to stockholders entitled to notice of, and to vote at, the Annual Meeting on or about Monday, April 15, 2002.

VOTING PROCEDURES

Quorum and Required Vote

     The presence, in person or by proxy, of the Company’s stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether a matter has been approved by the stockholders, and, therefore, abstentions will not have any effect on the result of a vote upon the matters to be considered at the Annual Meeting.

     If a broker, other record holder or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter, those shares will not be considered present and will not affect the outcome of the vote. The existence of a quorum, however, will be determined based on (i) the number of shares held by stockholders present in person plus (ii) the largest number of shares represented by proxies in which, on any proposal, votes have been cast or as to which, on that proposal, authority to vote has not been withheld. Accordingly, if a broker, other record holder or nominee has exercised discretionary authority or has not withheld authority to vote with respect to a proposal, the shares represented by that proxy will be counted as votes present at the Annual Meeting, and the number of shares present at the Annual Meeting will not be reduced by the withholding of authority to vote shares represented by that proxy on a different proposal.

     Under the Company’s Second Amended and Restated Bylaws (the “Bylaws”) and Maryland law, the affirmative vote of a plurality of all the votes cast at the Annual Meeting by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting, assuming a quorum is present, is sufficient to elect a director under the Proposal For Election of Directors herein.

     The Company’s directors and executive officers, and their affiliates, beneficially own approximately 4.6% of the outstanding shares of Common Stock as of the Record Date and have indicated their intent to vote in favor of each of the proposals set forth herein.

Submission of Proxies

     Stockholders of the Company are requested to complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-prepaid envelope. Shares of Common Stock represented by a properly executed proxy received prior to the vote at the Annual Meeting which are not revoked will be voted at the Annual Meeting as directed on the proxy.

     If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of each of the 10 nominees for director of the Company as named in this Proxy Statement.

     It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the duly appointed proxy holders.

Revocation of Proxies

     A stockholder of record as of the Record Date may revoke a properly submitted proxy at any time before it has been voted by: (i) filing a written revocation with the Secretary of the Company at the principal executive offices of the Company, located at 10 Burton Hills Boulevard, Nashville, Tennessee 37215; (ii) filing a duly executed proxy bearing a later date; or (iii) appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a properly submitted proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a properly executed proxy previously received by the Company.

Solicitation of Proxies

     The cost of soliciting proxies from stockholders will be borne by the Company. Such solicitation will initially be made by mail. The Company has retained Corporate Communications, Inc. to assist in the solicitation of proxies. It is estimated that the fees of Corporate Communications, Inc. for such services will be approximately $15,000, plus all out-of-pocket costs and expenses, all of which will be paid by the Company. In addition, proxy solicitation may be made personally or by telephone by directors, officers and employees of the Company, none of whom will receive additional compensation for these services. Forms of proxies and proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of Common Stock. The Company will reimburse such parties for the reasonable out-of-pocket expenses incurred in connection with such distribution.

INFORMATION ABOUT THE COMPANY

     The Company is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and four states. At the date of this Proxy Statement, the Company owned 39 correctional, detention and juvenile facilities, three of which the Company leases to other operators, and two additional facilities which are not yet in operation. The Company also has a leasehold interest in one juvenile facility. At the date of this Proxy Statement, the Company operated 63 facilities, including 36 facilities that it owned, with a total design capacity of approximately 61,000 beds in 21 states, the District of Columbia and Puerto Rico.

     The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company’s facilities offer a variety of rehabilitation and educational programs, including basic education, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

PROPOSAL FOR
ELECTION OF DIRECTORS

     Unless otherwise directed in the proxy, the persons named in the enclosed proxy, or their substitute, will vote such proxy for the election of the 10 nominees listed herein. If any nominee at the time of election is unavailable to serve, a contingency not presently anticipated, it is intended that the persons named in the proxy, or their substitute, will vote for an alternative nominee who will be designated by the Company’s Board of Directors. Proxies may be voted only for the nominees named or such alternates. Under the Company’s Bylaws and Maryland law, the affirmative vote of a plurality of all the votes cast at the Annual Meeting by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting, assuming a quorum is present, is sufficient to elect a director.

Certain Information Concerning the Board of Directors

General

     The Company’s Charter, as currently in effect (the “Charter”), provides that the Board of Directors shall consist of the number of directors determined from time to time by resolution of the Board of Directors, in accordance with the Company’s Bylaws, provided that the number of directors may be no less than the minimum number required by Maryland law. By resolution of the Board of Directors, the Company’s Board of Directors currently consists of the 10 directors identified below. The Company’s Charter does not divide the directors into classes. Accordingly, under Maryland law, all directors are to be elected annually, at the Company’s annual meeting of stockholders, for a one-year term and until the next annual meeting of stockholders. The Company’s Charter also requires that at least two members of the Board of Directors must be “independent directors.” For purposes of the Company’s Charter, an “independent director” is defined to be an individual who: (i) is not an officer or employee of the Company; (ii) is not the beneficial owner of more than 5% of any class of equity securities of the Company, or an officer, employee or “affiliate” of such security holder, as defined under federal securities laws; and (iii) does not have an economic relationship with the Company that requires disclosure under federal securities laws. Under the terms of a series of definitive agreements relating to the settlement of previously existing stockholder litigation against the Company, a majority of the Company’s Board of Directors must be comprised of independent directors.

     The Company’s Board of Directors currently consists of the following 10 directors: William F. Andrews, Chairman; John D. Ferguson, Vice-Chairman; Lucius E. Burch, III; John D. Correnti; John R. Horne; C. Michael Jacobi; Charles L. Overby; John R. Prann, Jr.; Joseph V. Russell and Henri L. Wedell. Each of these directors, with the exception of Messrs. Horne and Overby, was elected at the Company’s 2001 annual meeting of stockholders, which was held on May 22, 2001. Messrs. Horne and Overby were appointed by the Board of Directors on December 13, 2001. The Company has nominated each existing director for re-election at the Annual Meeting.

     Information regarding each of the nominees for director is set forth below. Directors’ ages are given as of the date of this Proxy Statement.

Nominees Standing for Election as Directors at the 2002 Annual Meeting

Name	Age	Current Position

William F. Andrews	70	Director, Chairman of the Board of Directors
John D. Ferguson	56	Director, Vice-Chairman of the Board of Directors, Chief Executive Officer and President
Lucius E. Burch, III	60	Independent Director
John D. Correnti	55	Independent Director
John R. Horne	64	Independent Director
C. Michael Jacobi	60	Independent Director
Charles L. Overby	55	Independent Director
John R. Prann, Jr.	51	Independent Director
Joseph V. Russell	61	Independent Director
Henri L. Wedell	60	Director

     William F. Andrews currently serves as a director of the Company and as the Chairman of its Board of Directors, positions he has held since August 2000. Mr. Andrews also serves as a member of the Executive Committee of the Company’s Board of Directors. Mr. Andrews has been a principal of Kohlberg & Company, a private equity firm specializing in middle market investing, since 1995 and is currently the chairman of the board of directors of Katy Industries, Inc., a publicly-traded manufacturer and distributor of consumer electric corded products and maintenance cleaning products, among other product lines. Mr. Andrews served as a director of Juvenile and Jail Facility Management Services, Inc., a Tennessee corporation and former affiliated service company of the Company (“JJFMSI”), from its formation in 1998 to July 2000 and served as a member of the board of directors of the old Corrections Corporation of America, a Tennessee corporation and a predecessor to the Company (“Old CCA”), from 1986 to May 1998. Mr. Andrews has served as the chairman of Scovill Fasteners Inc., a manufacturing company, from 1995 to 2001 and has served as the chairman of Northwestern Steel and Wire Company, a manufacturing company, from 1998 to 2001. From 1995 to 1998, Mr. Andrews served as chairman of Schrader-Bridgeport International, Inc. and has also served as a member of the board of directors of Navistar International Corporation. Mr. Andrews also currently serves as a director of Black Box Corporation and Trex Corporation. Mr. Andrews is a graduate of the University of Maryland and received a Masters of Business Administration from Seton Hall University.

     John D. Ferguson currently serves as a director of the Company and as its Chief Executive Officer, President and Vice-Chairman of its Board of Directors, positions he has held since August 2000. Mr. Ferguson also serves as the Chairman of the Executive Committee of the Company’s Board of Directors. Prior to joining the Company, Mr. Ferguson served as the Commissioner of Finance for the State of Tennessee from June 1996 to July 2000. As Commissioner of Finance, Mr. Ferguson served as the State’s chief corporate officer and was responsible for directing the preparation and implementation of the State’s $17.2 billion budget.

From 1990 to February 1995, Mr. Ferguson served as the chairman and chief executive officer of Community Bancshares, Inc., the parent corporation of The Community Bank of Germantown (Tennessee). Mr. Ferguson is a former member of the State of Tennessee Board of Education and served on the Governor’s Commission on Practical Government for the State of Tennessee. Mr. Ferguson graduated from Mississippi State University in 1967.

     Lucius E. Burch, III currently serves as an independent director of the Company and as a member of the Audit Committee of the Board of Directors of the Company, positions he has held since December 2000. Mr. Burch also serves as a member of the Executive Committee of the Company’s Board of Directors. Mr. Burch currently serves as chairman and chief executive officer of Burch Investment Group, a private venture capital firm located in Nashville, Tennessee, formerly known as Massey Burch Investment Group, Inc., a position he has held since October 1989. Mr. Burch served as a member of the board of directors of Old CCA from May 1998 through the completion of the merger of each of Old CCA and CCA Prison Realty Trust, a Maryland real estate investment trust (“Old Prison Realty”), with and into the Company on December 31, 1998 and January 1, 1999, respectively (the “1999 Merger”), and as the chairman of the board of directors of the Company’s formerly independent operating company (“Operating Company”) from January 1999 through the completion of the Company’s restructuring and merger with Operating Company effective October 1, 2000 (the “Restructuring”). Mr. Burch has served on a number of public and private boards of directors, including seven New York Stock Exchange (“NYSE”) listed companies. Mr. Burch graduated from the University of North Carolina where he received a B.A. degree in 1963.

     John D. Correnti currently serves as an independent director of the Company and as a member of the Compensation Committee of the Board of Directors of the Company, positions he has held since December 2000. Mr. Correnti currently serves as the chairman of the board of directors and as the chief executive officer of Birmingham Steel Corporation, a publicly-traded steel manufacturing company. Mr. Correnti has held these positions since December 1999. Mr. Correnti served as the president, chief executive officer and vice chairman of Nucor Corporation, a mini mill manufacturer of steel products, from 1996 to 1999 and as its president and chief operating officer from 1991 to 1996. Mr. Correnti also serves as a director of Harnischfeger Industries and Navistar International Corporation. Mr. Correnti holds a B.S. degree in civil engineering from Clarkson University.

     John R. Horne currently serves as an independent director of the Company, a position he has held since December 2001. Since February 2002, Mr. Horne has also served as a member of the Compensation Committee of the Board of Directors of the Company. Mr. Horne also currently serves as chairman, president and chief executive officer of Navistar International Corporation, a publicly-traded truck and engine manufacturer, positions he has held since April 1996, after having served as the company’s president and chief executive officer for one year and as chief operating officer for more than four years. Mr. Horne also currently serves on the board of directors of Intermet Corporation, the National Association of Manufacturers and Junior Achievement of Chicago, as well as the board of trustees of Manufacturer’s Alliance/MAPI. Mr. Horne received his M.S. degree in mechanical engineering from Bradley University in 1964, a B.S. degree in mechanical engineering from Purdue University in 1960, which also awarded him an Honorary Doctor of Engineering degree on May 17, 1998, and is a graduate of the management program at Harvard Graduate School of Business Administration.

     C. Michael Jacobi currently serves as an independent director of the Company and as the Chairman of the Audit Committee of the Board of Directors of the Company, positions he has held since December 2000. Mr. Jacobi is currently the president, chief executive officer and board member of Katy Industries, Inc., a publicly-traded manufacturer and distributor of consumer electric corded products and maintenance cleaning products, among other product lines. Mr. Jacobi currently serves as a member of the board of directors of Webster Financial Corporation, a publicly-held bank with approximately $12.0 billion in assets headquartered in Waterbury, Connecticut. Mr. Jacobi also currently serves as chairman of the board of directors of Innotek, Inc., a privately-held company located in Garrett, Indiana engaged in the manufacture of electronic pet containment systems. Mr. Jacobi served as the president and chief executive officer of Timex Corporation from December 1993 to August 1999 and as a member of its board of directors from 1992 to 2000. Mr. Jacobi is a certified public accountant and holds a B.S. degree from the University of Connecticut.

     Charles L. Overby currently serves as an independent director of the Company, a position he has held since December 2001. Since February 2002, Mr. Overby has also served as a member of the Audit Committee of the Board of Directors of the Company. Mr. Overby also currently serves as chairman and chief executive officer of The Freedom Forum, an independent, non-partisan foundation dedicated to the First Amendment and media issues, and two of the foundation’s affiliate organizations: the Newseum and The Freedom Forum First Amendment Center. Mr. Overby is a former Pulitzer Prize-winning editor in Jackson, Mississippi. He worked for 16 years as reporter, editor and corporate executive for Gannett Company, the nation’s largest newspaper company. He was vice president for news and communications for Gannett and served on the management committees of Gannett and USA TODAY. Mr. Overby serves on the board of the Committee to Protect Journalists, the Board of Regents of Baylor University, the board of the National Collegiate Athletic Association Foundation and the board of FreedomChannel.com. He is a member of the foundation board of the University of Mississippi, his alma mater.

     John R. Prann, Jr. currently serves as an independent director of the Company and as a member of the Compensation Committee of the Board of Directors of the Company, positions he has held since December 2000. Mr. Prann served as the president and chief executive officer of Katy Industries, Inc. from 1993 to February 2001. From 1991 to 1995, Mr. Prann served as the president and chief executive officer of CRL, Inc., an equity and real estate investment company which held a 25% interest in Katy Industries, Inc. A former partner with the accounting firm of Deloitte & Touche, Mr. Prann graduated from the University of California, Riverside in 1974 and obtained his M.B.A. from the University of Chicago in 1979.

     Joseph V. Russell currently serves as an independent director of the Company, a position he has held since the 1999 Merger. Mr. Russell also serves as the Chairman of the Compensation Committee of the Board of Directors of the Company and as a member of the Executive Committee of the Board of Directors of the Company. Prior to the 1999 Merger, Mr. Russell served as an independent trustee of Old Prison Realty. Mr. Russell is the president and chief financial officer of Elan-Polo, Inc., a Nashville-based, privately-held world-wide producer and distributor of footwear. Mr. Russell is also the vice president of, and a principal in, RCR Building Corporation, a Nashville-based, privately-held builder and developer of commercial and industrial properties. He also serves on the boards of directors of Community Care Corp., the Footwear Distributors of America Association and US Auto Insurance Company. Mr. Russell graduated from the University of Tennessee in 1963 with a B.S. in Finance.

     Henri L. Wedell currently serves as a director of the Company and as a member of the Audit Committee of the Board of Directors of the Company, positions he has held since December 2000. Mr. Wedell currently is a private investor in Memphis, Tennessee and also serves on the Board of Equalization of Shelby County, Tennessee. Prior to Mr. Wedell’s retirement in 1999, he served as the senior vice president of sales of The Robinson Humphrey Co., a wholly-owned subsidiary of Smith-Barney, Inc., an investment banking company with which he was employed for over 24 years. From 1990 to 1996, he served as a member of the board of directors of Community Bancshares, Inc., the parent corporation to The Community Bank of Germantown (Tennessee). Mr. Wedell graduated from the Tulane University Business School, where he received a B.B.A. in 1963.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR EACH OF THE 10 NOMINEES LISTED ABOVE.

Information Concerning Executive Officers Who Are Not Directors

Name	Age	Current Position

J. Michael Quinlan	60	Executive Vice President and Chief Operating Officer
Irving E. Lingo, Jr.	50	Executive Vice President, Chief Financial Officer and Assistant Secretary
G. A. Puryear IV	33	Executive Vice President, General Counsel and Secretary
David M. Garfinkle	34	Vice President, Finance
Todd Mullenger	43	Vice President, Treasurer
Jimmy Turner	43	Vice President, Operations

     J. Michael Quinlan currently serves as an Executive Vice President and as the Chief Operating Officer of the Company, positions he has held since August 2000. Mr. Quinlan previously served as the Company’s President from December 1999 to August 2000 and as the president and chief operating officer of Operating Company and as a member of its board of directors from June 1999 through the completion of the Restructuring. From January 1999 until May 1999, Mr. Quinlan served as a member of the Company’s Board of Directors and as the Vice-Chairman of its Board of Directors. Prior to the completion of the 1999 Merger, Mr. Quinlan served as a member of the board of trustees and as chief executive officer of Old Prison Realty. From July 1987 to December 1992, Mr. Quinlan served as the director of the Federal Bureau of Prisons. In such capacity, Mr. Quinlan was responsible for the total operations and administration of a federal agency with an annual budget of more than $2.0 billion, more than 26,000 employees and 75 facilities. In 1988, Mr. Quinlan received the Presidential Distinguished Rank Award, which is the highest award given by the United States government to civil servants for service to the United States. In 1992, he received the National Public Service Award of the National Academy of Public Administration and the American Society of Public Administration, awarded annually to the top three public administrators in the United States. Mr. Quinlan is a 1963 graduate of Fairfield University with a B.S.S. in History, and he received a J.D. from Fordham University Law School in 1966. Mr. Quinlan also received an L.L.M. from the George Washington University School of Law in 1970.

     During February 2002, it was announced that Mr. Quinlan will step down from his position as Chief Operating Officer upon the appointment of a new Chief Operating Officer. Mr. Quinlan has agreed to assist the Company in its search for a new Chief Operating Officer and to continue to serve in his current capacity until a new Chief Operating Officer is identified. Following this transition, pursuant to the terms of a new two-year employment agreement with the Company, Mr. Quinlan will continue to assist the Company in its operations and with respect to business development activities with its customers, including the federal government and state agencies.

     Irving E. Lingo, Jr. currently serves as an Executive Vice President and as the Chief Financial Officer and Assistant Secretary of the Company, positions he has held since December 2000. Prior to joining the Company, Mr. Lingo was chief financial officer for Bradley Real Estate, Inc., an NYSE listed REIT headquartered in Chicago, Illinois, where he was responsible for financial accounting and reporting, including Securities and Exchange Commission (“Commission”) compliance, capital markets and mergers and acquisitions from September 1995 to September 2000. Prior to joining Bradley Real Estate, Inc., Mr. Lingo held positions as chief financial officer, chief operating officer and vice president, finance for several public and private companies, including Lingerfelt Industrial Properties, CSX Corporation and Goodman Segar Hogan, Inc. In addition, he was previously an audit manager at Ernst & Young LLP. Mr. Lingo graduated summa cum laude from Old Dominion University where he received a Bachelor of Science degree in Business Administration.

     G. A. Puryear IV currently serves as an Executive Vice President and as the General Counsel and Secretary of the Company, positions he has held since January 2001. Prior to joining the Company, from 1998 to 2001 Mr. Puryear served as legislative director and counsel for U.S. Senator Bill Frist, where he worked on legislation and other policy matters. During that time, he also took a leave of absence to serve as a debate advisor to Vice President Richard B. Cheney. In addition, from 1997 to 1998, Mr. Puryear was counsel to the special investigation of campaign finance abuses during the 1996 elections conducted by the U.S. Senate Committee on Governmental Affairs, which was chaired by U.S. Senator Fred Thompson. Prior to his career on Capitol Hill, Mr. Puryear practiced law with Farris, Warfield & Kanaday, PLC (now Stites & Harbison, PLLC) in Nashville in the commercial litigation section. Mr. Puryear graduated from Emory University with a major in Political Science in 1990 and received his J.D. from the University of North Carolina in 1993.

     David M. Garfinkle currently serves as the Vice President, Finance of the Company, a position he has held since February 2001. Prior to joining the Company, Mr. Garfinkle was the vice president and controller for Bradley Real Estate, Inc. since 1996. Prior to joining Bradley Real Estate, Inc., Mr. Garfinkle was a senior audit manager at KPMG Peat Marwick LLP. Mr. Garfinkle graduated summa cum laude from St. Bonaventure University in 1989 with a B.B.A. degree.

     Todd Mullenger currently serves as the Vice President, Treasurer of the Company, a position he has held since January 2001. Mr. Mullenger served as the Vice President, Finance of the Company from August 2000 to January 2001. Mr. Mullenger served as vice president, finance of Operating Company from January 1, 1999 through the completion of the Restructuring. Mr. Mullenger also previously served as the vice president of finance of Old CCA from August 1998 until the completion of the 1999 Merger. From September 1996 to July 1998, Mr. Mullenger served as assistant vice president-finance of Service Merchandise Company, Inc., a publicly traded retailer headquartered in Nashville, Tennessee. Prior to September 1996, Mr. Mullenger served as an audit manager with Arthur Andersen LLP. Mr. Mullenger graduated from the University of Iowa in 1981 with a B.B.A. degree. He also received an M.B.A. from Middle Tennessee State University.

     Jimmy Turner currently serves as the Vice President, Operations of the Company, a position he has held since the completion of the Restructuring. From August 1999 through the completion of the Restructuring, Mr. Turner served as vice president of operations of Operating Company. A 21-year corrections professional, Mr. Turner served as warden of the Company’s Northeast Ohio Correctional Center in Youngstown, Ohio from March 1998 to his promotion to vice president of Operating Company in 1999. Mr. Turner joined Old CCA in 1989 as assistant warden of the Company’s Silverdale Facilities in Chattanooga, Tennessee. He also served as assistant warden at the Company’s Winn Correctional Center in Winnfield, Louisiana and the Company’s Metro-Davidson County Detention Facility in Nashville, Tennessee, where he ultimately was promoted to warden. Mr. Turner also served as a senior divisional director of Old CCA. Mr. Turner attended Sam Houston State University in Huntsville, Texas from 1980 to 1982.

Committees of the Company’s Board of Directors

     Pursuant to the authority granted under the Company’s Bylaws, the Company’s Board of Directors has designated an Audit Committee, Compensation Committee and Executive Committee. Information regarding the members of each committee and the authority granted to each committee by the Company’s Board of Directors is set forth below.

Audit Committee

     The Company’s Audit Committee currently consists of Messrs. Burch, Jacobi, Overby and Wedell, with Mr. Jacobi serving as its Chairman. The members of the Audit Committee are “independent,” as such term is defined in Sections 303.01(B)(2)(a) and 303.01(B)(3) of the NYSE Listed Company Manual. The Audit Committee operates pursuant to a written charter adopted by the Company’s full Board of Directors (a copy of which is attached as Appendix A to this Proxy Statement) and is responsible for monitoring and overseeing the Company’s internal controls and financial reporting processes. The Audit Committee also recommends to the Board of Directors the engagement of the Company’s independent auditors and reviews with the independent auditors the scope and results of the audits, the Company’s internal accounting controls and the professional services furnished by the independent auditors. The functions and activities of the Audit Committee are described further in this Proxy Statement under the Report of the Audit Committee. The Company’s Audit Committee has held three meetings to date in 2002 and held eight meetings in 2001. It is anticipated that Messrs. Burch, Jacobi, Overby and Wedell will continue to serve as members of the Audit Committee following the Annual Meeting, with Mr. Jacobi continuing to serve as its Chairman.

Compensation Committee

     The Company’s Compensation Committee currently consists of Messrs. Correnti, Horne, Prann and Russell, with Mr. Russell serving as its Chairman. The Compensation Committee determines compensation, including awards under the Company’s current equity incentive plans, for the Company’s executive officers and also administers the Company’s non-employee directors’ equity plan. The functions and activities of the Compensation Committee are described further in this Proxy Statement under the Compensation Committee Report found herein under the heading “Executive Compensation.” The Company’s Compensation Committee has held one meeting to date in 2002 and held five meetings in 2001. It is anticipated that Messrs. Correnti, Horne, Prann and Russell will continue to serve as members of the Compensation Committee following the Annual Meeting, with Mr. Russell continuing to serve as its Chairman.

Executive Committee

     The Company’s Executive Committee was established in December 2000 and currently consists of Messrs. Andrews, Ferguson, Burch and Russell, with Mr. Ferguson serving as its Chairman. The Executive Committee acts on behalf of the full Board of Directors in the management of the business and affairs of the Company during the intervals between meetings of the Board of Directors; provided, however, that the Executive Committee does not have the power or authority to: (i) amend the Charter or the Bylaws of the Company; (ii) adopt an agreement or plan of merger or consolidation to which the Company is a party; (iii) recommend to the stockholders of the Company the sale, lease or exchange of all or substantially all of the Company’s property and assets; (iv) recommend to the stockholders of the Company a dissolution of the Company or a revocation of a dissolution of the Company; (v) declare a dividend or authorize the issuance of capital stock of the Company; or (vi) take any other action or exercise any authority prohibited by law or the Bylaws of the Company. The Company’s Executive Committee has held no meetings to date in 2002 and held three meetings in 2001. It is anticipated that Messrs. Andrews, Ferguson, Burch and Russell will continue to serve as members of the Executive Committee following the Annual Meeting, with Mr. Ferguson continuing to serve as its Chairman.

Meetings of the Company’s Board of Directors

     The Company’s full Board of Directors has held one meeting to date in 2002 and held five formal meetings and several informal meetings in 2001. No director attended, either in person or by teleconference, less than 75% of such meetings. In addition, no director attended, either in person or by teleconference, less than 75% of the meetings of any committees upon which such director served.

Compensation of the Company’s Board of Directors

     Currently, the Company pays its directors who are not employees of the Company, or any of its affiliates or subsidiaries, an annual retainer of $24,000 for their services. In addition, the chairman of each committee of the Board of Directors who is not an employee of the Company receives an additional annual retainer of $1,500. Non-employee directors also currently receive a fee of $1,000 for each meeting of the Company’s Board of Directors which they attend and an additional fee of $1,000 for each meeting they attend of committees on which they serve. These meeting fees will continue to be paid following the election of directors at the Annual Meeting.

     Non-employee directors are reimbursed for reasonable expenses incurred to attend the Company’s Board of Directors and committee meetings. Non-employee directors also participate in the Company’s Non-Employee Directors’ Share Option Plan, whereby each non-employee director receives options to purchase 4,000 shares of Common Stock on an annual basis.

     Information concerning the compensation of the Company’s executive officers in 2001, the ownership of the Company’s capital stock and certain relationships and transactions are included elsewhere in this Proxy Statement.

Audit Committee Report

     The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2001 with management and the Company’s independent auditors for 2001, Arthur Andersen LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The discussions with Arthur Andersen LLP also included the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” In addition, the Company has received from Arthur Andersen LLP its reasonable assurance that the audit engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit, as well as assurance as to the availability of national office consultation.

     Arthur Andersen LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” This information was discussed with Arthur Andersen LLP.

     Based on the discussions with management and Arthur Andersen LLP, the Audit Committee’s review of the representations of management and the report of Arthur Andersen LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K to be filed with the Commission for the year ended December 31, 2001.

Submitted by the Audit Committee of the Board of Directors

C. Michael Jacobi, Chairman
Lucius E. Burch, III
Charles L. Overby
Henri L. Wedell

Additional Information Regarding Independent Auditors

     Arthur Andersen LLP, independent public accountants, audited the financial statements of the Company for 2001 and has audited the financial statements of the Company and its predecessors since 1991. As of the date of this Proxy Statement, an independent auditor has not been appointed for 2002 as the Audit Committee continues to monitor events regarding the future of Arthur Andersen LLP. A representative of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement and respond to appropriate questions.

Audit Fees

     Fees billed to the Company by Arthur Andersen LLP for the year 2001 for professional services rendered for the audit of the Company’s annual financial statements for 2001 and the review of the financial statements included in its quarterly reports during 2001 were $450,000.

Financial Information Systems Design and Implementation Fees

     No fees were billed to the Company by Arthur Andersen LLP for the year 2001 for professional services rendered during 2001 for information technology services.

All Other Fees

     Fees billed to the Company by Arthur Andersen LLP for professional services rendered during 2001 for all other services were $991,768, including additional audit-related fees of $195,375 and other fees of $796,393, comprised primarily of tax advisory and compliance services.

Employment Agreements and Change in Control Provisions

Employment Agreements

     John D. Ferguson. In connection with Mr. Ferguson’s appointment as the Chief Executive Officer and President of the Company, the Company entered into an employment agreement with Mr. Ferguson, dated August 4, 2000. The initial term of the employment agreement expires on December 31, 2002 and is subject to a series of one-year renewals. Mr. Ferguson is entitled to receive an annual salary and cash bonus under the terms of the employment agreement, as well as customary benefits, including life and health insurance. Mr. Ferguson’s annual salary and cash bonus are discussed in more detail in this Proxy Statement in the Report of the Compensation Committee found herein under the heading “Executive Compensation.” In addition, under the terms of the employment agreement, on August 4, 2000 the Company issued Mr. Ferguson the option to purchase an aggregate of 502,160 shares of Common Stock, at varying exercise prices, as adjusted pursuant to the terms of the Company’s 1997 Employee Share Incentive Plan and on a post-reverse stock split basis, also as more fully described elsewhere herein.

     In the event the Company terminates Mr. Ferguson “without cause,” or Mr. Ferguson resigns from his employment with the Company for “good cause,” including the non-renewal of the employment agreement by the Company or Mr. Ferguson for any additional period after the expiration of the initial term, the Company is generally required to pay Mr. Ferguson a cash severance payment equal to two times his annual base salary then in effect, payable in monthly installments for a period of two years following the termination of Mr. Ferguson’s employment. Mr. Ferguson will also continue to be covered under existing life, medical, disability and health insurance plans for a period of two years. In addition, to the extent Mr. Ferguson has become vested in any options to purchase shares of Common Stock or other equity securities of the Company granted to him prior to the date of such termination, Mr. Ferguson will remain entitled to exercise such options for the duration of the term of such options; provided, however, that any unvested and unexercised options existing at such time will be forfeited by Mr. Ferguson. In the event of a “change in control” of the Company and the termination of Mr. Ferguson’s employment, whether by resignation or otherwise, Mr. Ferguson will be entitled to receive a lump sum cash payment equal to three times his base salary then in effect, as well as certain tax reimbursement payments. Mr. Ferguson will also continue to be covered under existing life, medical, disability and health insurance plans for a period of two years. In addition, all options to purchase shares of Common Stock or other equity securities of the Company granted to him prior to the date of such termination, whether vested or unvested, will become immediately exercisable for the duration of the term of such options.

     Pursuant to the terms of Mr. Ferguson’s employment agreement, Mr. Ferguson is prohibited from competing with the Company during the term of his employment with the Company and for a period of one year following the termination of such employment. Mr. Ferguson is also subject to certain confidentiality and non-disclosure provisions during this period.

     William F. Andrews. In connection with Mr. Andrews’ appointment as the Chairman of the Board of Directors of the Company, the Company entered into an agreement with Mr. Andrews pursuant to which the Company has agreed to pay Mr. Andrews an annual cash retainer as well as an annual cash bonus. Under the terms of the agreement, the Company is only obligated to make such payments to Mr. Andrews for so long as Mr. Andrews serves as a member of the Board of Directors and is elected by such Board of Directors to serve as its Chairman. In addition, under the terms of the agreement, in November 2000 the Company issued Mr. Andrews options to purchase 50,216 shares of Common Stock, at an exercise price of $9.96 per share, as adjusted pursuant to the terms of the Company’s 1997 Employee Share Incentive Plan and on a post-reverse stock split basis, as more fully described elsewhere herein.

     Irving E. Lingo, Jr. In connection with the appointment of Mr. Lingo as the Company’s Executive Vice President and Chief Financial Officer in December 2000, the Company entered into an employment agreement with Mr. Lingo, dated December 6, 2000. The initial term of the employment agreement expired on December 31, 2001, but has automatically been renewed for an additional one-year period and is subject to two additional one-year renewals. Mr. Lingo is entitled to receive an annual salary and cash bonus under the terms of his employment agreement, as well as customary benefits, including life and health insurance. Pursuant to the terms of Mr. Lingo’s employment agreement, the Company was required to issue options to Mr. Lingo, and, in satisfaction of such requirement, in May 2001 Mr. Lingo was granted options to purchase 170,575 shares of Common Stock at an exercise price of $8.75 per share, on a post-reverse stock split basis, as more fully described herein.

     In the event the Company terminates Mr. Lingo “without cause,” or Mr. Lingo resigns from his employment with the Company for “good cause,” including the non-renewal of the employment agreement by the Company or Mr. Lingo for any additional period after the expiration of the initial term, the Company is generally required to pay Mr. Lingo a cash severance payment equal to his annual base salary then in effect, payable in monthly installments for a period of one year following the termination of Mr. Lingo’s employment and any guaranteed bonus due Mr. Lingo at the time of his termination. In the event of a “change in control” of the Company and the termination of Mr. Lingo’s employment, whether by resignation or otherwise, Mr. Lingo will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary then in effect, as well as certain tax reimbursement payments. Mr. Lingo will also continue to be covered under existing life, medical, disability and health insurance plans for a period of one year.

     J. Michael Quinlan. In connection with the Restructuring, Mr. Quinlan assumed the position of Executive Vice President and Chief Operating Officer of the Company. Mr. Quinlan had previously entered into an employment agreement with Operating Company, which was assumed by a subsidiary of the Company in the Restructuring. This agreement expired on December 31, 2001. Following the expiration of this employment agreement, the Company and Mr. Quinlan entered into a new employment agreement, dated February 14, 2002, pursuant to which Mr. Quinlan continues to be employed as an Executive Vice President and the Chief Operating Officer of the Company until such time as a new Chief Operating Officer of the Company is identified. Following the Company’s identification of a new Chief Operating Officer, Mr. Quinlan shall cease to serve in these capacities and shall perform such duties as are requested from time to time by the Board of Directors and/or Chief Executive Officer and President of the Company. Mr. Quinlan’s current employment agreement provides for annual cash compensation and such other benefits as set forth therein. Mr. Quinlan’s employment agreement, which contains provisions restricting Mr. Quinlan from competing with the Company during the term of his employment and for a period of one year thereafter, also provides that the Company may terminate Mr. Quinlan’s employment with prior written notice upon the happening of certain specified events. The term of Mr. Quinlan’s current employment agreement expires January 31, 2004.

Change in Control Provisions of Stock Incentive Plans

     The Company’s 1995 Stock Incentive Plan and the Company’s 1997 Employee Share Incentive Plan each provide that upon a “change-in-control” or “potential change-in-control” of the Company, as those terms are defined in the Company’s 1995 Stock Incentive Plan and the Company’s 1997 Employee Share Incentive Plan, the value of all outstanding share options granted under the plans, to the extent vested, will be cashed out on the basis of a “change-in-control price,” which is generally based on the highest price paid per share of Common Stock on the NYSE at any time during a 60-day period prior to the occurrence of the “change-in-control” event. Certain executive officers of the Company have been granted options to purchase shares of Common Stock under the Company’s 1995 Stock Incentive Plan and under the Company’s 1997 Employee Share Incentive Plan.

     Under the Company’s 2000 Stock Incentive Plan, the vesting of all or a portion of an option, stock appreciation right or restricted stock award will be accelerated upon a “change in control” of the Company, as defined in the 2000 Stock Incentive Plan. Certain executive officers of the Company have been granted options to purchase shares of Common Stock under the Company’s 2000 Stock Incentive Plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes the compensation paid by the Company during the three fiscal years ended December 31, 1999, 2000 and 2001 to John D. Ferguson, the Company’s Chief Executive Officer, President and Vice-Chairman of the Board of Directors, and the persons who were the four other most highly compensated executive officers of the Company during fiscal 2001 who still served as executive officers of the Company at December 31, 2001 (collectively, the “Named Executive Officers”). The table also includes the compensation paid to William T. Baylor, who served as an executive officer of the Company prior to the cessation of his employment effective December 18, 2001.

							Long Term Compensation

	Annual Compensation						Awards				Payouts

						Other	Restricted		Securities
						Annual	Stock		Underlying		LTIP	All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)		Comp.($)	Awards ($)		Options(#)		Payouts($)	Comp.($)

John D. Ferguson	2001	$348,423	(1)	$468,735	(2)	—	—		309,088	(3)		$6,562	(4)
Chief Executive Officer,	2000	134,615	(5)	75,000	(6)	—	—		502,160	(7)	—	—
President and Vice-	1999	—		—		—	—		—		—	—
Chairman of the Board

J. Michael Quinlan	2001	301,135	(8)	258,487	(9)	—	$152,291	(10)	170,575	(11)	—	8,500	(12)
Executive Vice President	2000	305,846	(13)	—		—	—		—		—	9,068	(14)
and Chief Operating	1999	229,583	(15)	—		—	—		2,510	(16)	—	7,751	(17)
Officer

Irving E. Lingo, Jr.	2001	272,752	(18)	230,792	(19)	—	—		170,575	(20)	—	3,400	(21)
Executive Vice President,	2000	10,577	(22)	—		—	—		—		—	—
Chief Financial Officer	1999	—		—		—	—		—		—	—
and Assistant Secretary

William T. Baylor	2001	182,361	(23)	154,937	(24)	—	—		100,338	(25)	—	—
Executive Vice President	2000	—		—		—	—		—		—	—
and Chief Development	1999	—		—		—	—		—		—	—
Officer

G. A. Puryear IV	2001	149,286	(26)	126,855	(27)	—	—		85,288	(28)	—	—
Executive Vice President,	2000	—		—		—	—		—		—	—
Secretary and General	1999	—		—		—	—		—		—	—
Counsel

Jimmy Turner	2001	178,299	(29)	78,886	(30)	—	179,259	(31)	25,300	(32)	—	1,700	(33)
Vice President,	2000	145,262	(34)	—		—	—		—		—	1,362	(35)
Operations	1999	116,615	(36)	—		—	—		—		—	1,938	(37)

(1) Represents the base salary actually paid to Mr. Ferguson during 2001.

(2) In accordance with the terms of Mr. Ferguson’s employment agreement with the Company and the terms of the Company’s 2001 Cash Bonus Plan, the Company paid Mr. Ferguson a cash bonus of $468,735 with respect to 2001.

(3) Pursuant to the Company’s 2000 Stock Incentive Plan, Mr. Ferguson was granted options to purchase, at an exercise price of $8.75 per share, an aggregate of 309,088 (on a post-reverse stock split basis) shares of Common Stock on May 22, 2001. The options vest in one-third increments, with the first one-third increment vesting on May 22, 2002 and with the remaining two-thirds vesting ratably on May 22, 2003 and May 22, 2004.

(4) Represents the Company’s contribution of $6,562 to the Company’s 401(k) Plan during 2001.

(5) Represents the base salary actually paid to Mr. Ferguson during 2000. In August 2000, Mr. Ferguson was appointed to serve as the Company’s Chief Executive Officer, President and Vice-Chairman of the Board of Directors. Pursuant to the terms of an employment agreement between Mr. Ferguson and the Company, Mr. Ferguson’s annual base salary with respect to 2000 was $350,000.

(6) In accordance with the terms of Mr. Ferguson’s employment agreement with the Company, the Company paid Mr. Ferguson a cash bonus of $75,000 with respect to 2000.

(7) Pursuant to the Company’s 1997 Employee Share Incentive Plan, Mr. Ferguson was granted options to purchase an aggregate of 502,160 shares (on a post-reverse stock split basis) of Common Stock having the following terms: (i) an option to purchase 125,540 shares of Common Stock, at an exercise price of $9.46 per share, which vested on August 4, 2000; (ii) an option to purchase 125,540 shares of Common Stock, at an exercise price of $9.46 per share, which vested on August 4, 2001; (iii) an option to purchase 125,540 shares of Common Stock, at an exercise price of $19.91 per share, which will vest on August 4, 2002; and (iv) an option to purchase 125,540 shares of Common Stock, at an exercise price of $29.87 per share, which will vest on August 4, 2003.

(8) Represents the base salary actually paid to Mr. Quinlan during 2001.

(9) In accordance with the terms of Mr. Quinlan’s employment agreement with the Company and the terms of the Company’s 2001 Cash Bonus Plan, the Company paid Mr. Quinlan a cash bonus of $258,487 with respect to 2001.

(10) Pursuant to the terms of the Company’s Key Employee Series B Preferred Stock Restricted Stock Plan, on May 22, 2001 Mr. Quinlan was awarded 15,004 restricted shares of the Company’s Series B Preferred Stock. Pursuant to the terms of such award, the shares of restricted stock (and all paid-in-kind dividends on such shares) vest ratably on each of the first three anniversaries of the date of such award. The value of such shares on the date of the award was $152,291, based on the average of the high and low sales price of the Series B Preferred Stock on May 22, 2001 ($10.15). The value of such award does not include the value of any paid-in-kind dividends issued with respect to the restricted shares during 2001.

(11) Pursuant to the Company’s 2000 Stock Incentive Plan, Mr. Quinlan was granted options to purchase, at an exercise price of $8.75 per share, an aggregate of 170,575 shares (on a post-reverse stock split basis) of Common Stock on May 22, 2001. The options vest in one-third increments, with the first one-third increment vesting on May 22, 2002 and with the remaining two-thirds vesting ratably on May 22, 2003 and May 22, 2004.

(12) Represents the Company’s contribution of $8,500 to the Company’s 401(k) Plan during 2001.

(13) Represents the base salary actually paid to Mr. Quinlan during 2000 by the Company and Operating Company. Mr. Quinlan served as President of the Company from January 2000 until the completion of the Restructuring. In connection with the Restructuring, Mr. Quinlan assumed the position of Executive Vice President and Chief Operating Officer of the Company.

(14) Represents the contribution of $2,286 by the Company to the Company’s 401(k) Plan during 2000 and the contribution of $6,782 by Operating Company to Operating Company’s 401(k) Plan during 2000.

(15) Represents the base salary actually paid to Mr. Quinlan during 1999 by the Company and Operating Company. From January 1, 1999 until May 11, 1999, Mr. Quinlan served as Vice-Chairman of the Company’s Board of Directors. From May 11, 1999 until June 28, 1999, Mr. Quinlan served as the Company’s Vice-President, Special Projects. On June 28, 1999, Mr. Quinlan resigned from all positions with the Company to become president and chief operating officer of Operating Company. Mr. Quinlan subsequently became President of the Company, effective December 1999.

(16) Mr. Quinlan was granted options to purchase 2,510 shares of Common Stock that are currently exercisable at an exercise price of $79.40 per share.

(17) Represents the contribution by Operating Company to Operating Company’s 401(k) Plan during 1999.

(18) Represents the base salary actually paid to Mr. Lingo during 2001.

(19) In accordance with the terms of Mr. Lingo’s employment agreement with the Company and the terms of the Company’s 2001 Cash Bonus Plan, the Company paid Mr. Lingo a cash bonus of $230,792 with respect to 2001.

(20) Pursuant to the Company’s 2000 Stock Incentive Plan, Mr. Lingo was granted options to purchase, at an exercise price of $8.75 per share, an aggregate of 170,575 shares (on a post-reverse stock split basis) of Common Stock on May 22, 2001. The options vest in one-third increments, with the first one-third increment vesting on May 22, 2002 and with the remaining two-thirds vesting ratably on May 22, 2003 and May 22, 2004.

(21) Represents the Company’s contribution of $3,400 to the Company’s 401(k) Plan during 2001.

(22) Represents the base salary actually paid to Mr. Lingo during 2000. In December 2000, Mr. Lingo was appointed to serve as the Company’s Executive Vice President and Chief Financial Officer. Pursuant to the terms of an employment agreement between Mr. Lingo and the Company, Mr. Lingo’s annual base salary with respect to 2000 was $275,000.

(23) Represents the base salary actually paid to Mr. Baylor during 2001. Mr. Baylor ceased employment with the Company effective December 18, 2001.

(24) In accordance with the terms of Mr. Baylor’s employment agreement with the Company, the Company paid Mr. Baylor a cash bonus of $154,937 with respect to 2001.

(25) Pursuant to the Company’s 2000 Stock Incentive Plan, Mr. Baylor was granted options to purchase, at an exercise price of $8.75 per share, 100,338 shares (on a post-reverse stock split basis) of Common Stock on May 22, 2001. In connection with Mr. Baylor’s cessation of employment on December 18, 2001, all of these options were cancelled.

(26) Represents the base salary actually paid to Mr. Puryear during 2001.

(27) In accordance with the terms of the Company’s 2001 Cash Bonus Plan, the Company paid Mr. Puryear a cash bonus of $126,855 with respect to 2001.

(28) Pursuant to the Company’s 2000 Stock Incentive Plan, Mr. Puryear was granted options to purchase, at an exercise price of $8.75 per share, an aggregate of 85,288 shares (on a post-reverse stock split basis) of Common Stock on May 22, 2001. The options vest in one-third increments, with the first one-third increment vesting on May 22, 2002 and with the remaining two-thirds vesting ratably on May 22, 2003 and May 22, 2004.

(29) Represents the base salary actually paid to Mr. Turner during 2001.

(30) In accordance with the terms of the Company’s 2001 Cash Bonus Plan, the Company paid Mr. Turner a cash bonus of $78,886 with respect to 2001.

(31) Pursuant to the terms of the Company’s Key Employee Series B Preferred Stock Restricted Stock Plan and the Company’s Warden Series B Preferred Stock Restricted Stock Plan, on May 22, 2001, Mr. Turner was awarded 17,661 restricted shares of the Company’s Series B Preferred Stock. Pursuant to the terms of the key- employee award, the shares of restricted stock granted pursuant to the key employee plan (and all paid-in-kind dividends on such shares) vest ratably on each of the first three anniversaries of the date of such award, and, pursuant to the terms of the warden award, all of the shares of restricted stock granted pursuant to the warden plan (and all paid-in-kind dividends on such shares) vest on the third anniversary of the date of the award. The value of such shares on the date of the awards was $179,259, based on the average of the high and low sales price of the Series B Preferred Stock on May 22, 2001 ($10.15). The value of such awards does not include the value of any paid-in-kind dividends issued with respect to the restricted shares during 2001.

(32) Pursuant to the Company’s 2000 Stock Incentive Plan, Mr. Turner was granted options to purchase, at an exercise price of $8.75 per share, 25,300 shares (on a post-reverse stock split basis) of Common Stock on May 22, 2001. The options vest in one-fourth increments, with the first one-fourth increment vesting on May 22, 2002 and with the remaining three-fourths vesting ratably on May 22, 2003, May 22, 2004 and May 22, 2005.

(33) Represents the Company’s contribution of $1,700 to the Company’s 401(k) Plan during 2001.

(34) Represents the base salary actually paid to Mr. Turner during 2000 by the Company and Operating Company. Mr. Turner served as vice president of operations of Operating Company until the completion of the Restructuring.

(35) Represents the contribution by Operating Company to Operating Company’s 401(k) Plan during 2000.

(36) Represents the base salary actually paid to Mr. Turner during 1999 by Operating Company. Mr. Turner was appointed vice president of operations of Operating Company in August 1999.

(37) Represents the contribution by Operating Company to Operating Company’s 401(k) Plan during 1999.

Option/SAR Grants in Last Fiscal Year

     The following table sets forth the options to purchase shares of Common Stock (on a post-reverse stock split basis) granted with respect to the fiscal year ended December 31, 2001 to the Company’s Chief Executive Officer and to the Named Executive Officers of the Company. The table also sets forth the options granted to William T. Baylor during fiscal 2001, although all such options have been cancelled in full as the result of the cessation of Mr. Baylor’s employment with the Company effective December 18, 2001.

Individual Grants

					Potential Realized Value
	Number of	Percentage of			at Assumed Rates of
	Securities	Total Options			Stock Price Appreciation
	Underlying	Granted to			for Option Term (1)
	Options	Employees in	Exercise	Expiration
Name	Granted (#)	Fiscal Year (2)	Price(3)	Date	5% ($)	10% ($)

John D. Ferguson	309,088	19.9%	$8.75	5-22-2011	$1,700,858	$4,310,308

J. Michael Quinlan	170,575	11.0%	$8.75	5-22-2011	938,645	2,378,710

Irving E. Lingo, Jr.	170,575	11.0%	$8.75	5-22-2011	938,645	2,378,710

William T. Baylor	100,338 (4)	6.5%	—	—	—	—

G. A. Puryear IV	85,288	5.5%	$8.75	5-22-2011	469,325	1,189,362

Jimmy Turner	25,300	1.6%	$8.75	5-22-2011	139,221	352,815

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Commission and, therefore, are not intended to forecast future appreciation, if any, of the price of Common Stock.

(2) The percentage of total stock options granted to the Chief Executive Officer and each Named Executive Officer was based on the total number of options to purchase Common Stock granted to employees of the Company during the fiscal year ended December 31, 2001, which amounted to 1,549,464.

(3) All options granted to Named Executive Officers have exercise prices equal to the fair market value of the Common Stock at the time of the grant. Fair market value is based on the closing price per share of Common Stock on the NYSE on the day prior to the date of grant.

(4) In connection with Mr. Baylor’s cessation of employment with the Company, all of the options previously granted to Mr. Baylor by the Company were terminated.

Aggregate Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Option/SAR Values

     The following table sets forth information with respect to the value of unexercised options to purchase shares of Common Stock (on a post-reverse stock split basis) held on December 31, 2001 by the Chief Executive Officer and the Named Executive Officers. The table also sets forth information concerning options granted to William T. Baylor during fiscal 2001, although all such options have been cancelled in full as the result of the cessation of Mr. Baylor’s employment with the Company effective December 18, 2001.

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-The-
			Options Held at		Money Options at December
	Shares		December 31, 2001		31, 2001 (1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

John D. Ferguson	—	—	251,080	560,168	$2,284,828	$3,032,153

J. Michael Quinlan	—	—	98,863	170,575	—	1,673,341

Irving E. Lingo, Jr.	—	—	—	170,575	—	1,673,341

William T. Baylor	—	—	(2)	(2)	—	—

G. A. Puryear IV	—	—	—	85,288	—	836,675

Jimmy Turner	—	—	1,976	25,300	—	248,193

(1) These amounts were calculated by subtracting the exercise price from the market price of the underlying Common Stock as of December 31, 2001. The market value of the Common Stock was $18.56 per share as of December 31, 2001 (the last trading date in 2001) based on the closing price per share on the NYSE.

(2) In connection with Mr. Baylor’s cessation of employment with the Company, all of the options previously granted to Mr. Baylor were terminated.

Compensation Committee Report

Introduction

     Decisions regarding the compensation of the Company’s executives are made by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a non-employee director. The Compensation Committee believes the actions of each executive officer have the potential to impact the short-term and long-term profitability of the Company. Consequently, the Compensation Committee places considerable importance on its oversight of the design and administration of an executive compensation program.

Objectives of Executive Compensation

     The objectives of the Company’s executive compensation programs are to: (i) increase shareholder value; (ii) improve the Company’s overall performance; (iii) increase the success of the business operations directly impacted by the executive’s leadership and performance; and (iv) enhance the individual executive’s performance.

Compensation Philosophy

     The general philosophy underlying the Company’s executive compensation programs is designed to:

•	aid in attracting, retaining and motivating high-performing executives;

•	provide competitive levels of compensation commensurate with the achievement of the Company’s annual and long-term performance goals; and

•	reward superior corporate and individual performance.

     As a result, in determining executive compensation the Compensation Committee considers the financial and operating performance of the Company relative to companies with similar annual revenues, capitalization and business operations (including other private corrections providers), as well as the performance of each individual executive officer. The Compensation Committee also, in its discretion, considers such other factors as may be deemed to be relevant by providing compensation which: (i) is competitive in the marketplace; (ii) rewards successful financial performance; and (iii) aligns executive officers’ interests with those of the Company’s stockholders.

Components of Executive Compensation

     The three primary components of the Company’s executive compensation program are:

•	base salary;

•	incentive cash bonuses; and

•	equity incentives.

     Base Salary. The Compensation Committee believes that the purpose of base salary is to create a secure level of guaranteed cash compensation for executive officers that is competitive in the marketplace for comparable talent. During the first quarter of each fiscal year, the Compensation Committee reviews and approves an annual salary plan for the Company’s executive officers. This salary plan is developed by the Company’s Chief Executive Officer with the aid of the other members of the Company’s senior management. Many subjective factors are included in determining base salaries, such as the responsibilities borne by the executive officer, the scope of the position, length of service with the Company, corporate and individual performance, and the salaries paid by companies of similar size of the Company to officers in similar positions. These subjective factors are then integrated with certain objective factors, including net income, earnings per share, return on equity and growth of the Company.

     Incentive Cash Bonuses. The Company maintains an annual incentive cash bonus plan. This variable compensation plan is designed so that: (i) the executive receives a bonus only if the Company achieves certain specified performance objectives; and (ii) a significant portion of the executive’s total compensation is at risk. The Compensation Committee believes that in order to motivate key executive officers to achieve annual strategic business goals, senior executives should receive annual incentive cash bonuses for their contribution in achieving such goals. Pursuant to this philosophy, at the beginning of each year, the Compensation Committee, in consultation with the Company’s Chief Executive Officer, establishes for each executive officer a range of incentive bonus opportunities, stated as a percentage of the executive’s base salary, which the executive is entitled to receive based in part on such executive’s position to impact the annual success of the Company and in part on the level of success achieved by that executive and the Company during the year.

     For 2001, the Compensation Committee adopted the 2001 Management Cash Bonus Incentive Plan (the “2001 Cash Bonus Plan”). Under the plan, the Compensation Committee set as corporate performance measures for 2001: (i) the achievement of the Company of an adjusted net EBITDA (i.e., EBITDA after deduction of the Company’s interest expense, adjusted to eliminate the effect of fluctuating interest rates) target; and (ii) the successful completion of, or substantial success in completing, a series of financial and operating objectives. Pursuant to the 2001 Cash Bonus Plan, the Company designated a percentage of its projected net EBITDA for 2001 over the adjusted base net EBITDA target as a bonus pool for the Company’s executive officers, other members of senior management, wardens and certain other key employees.

     For the year ended December 31, 2001, the Company exceeded the adjusted net EBITDA target and achieved success or substantial success in completing the objectives set forth by the Compensation Committee. As a result, approximately $3.1 million was paid to eligible participants under the 2001 Cash Bonus Plan, including $1.3 million paid to the Company’s Chief Executive Officer and President and other senior executive officers, including the Named Executive Officers.

     Equity Incentives. The Compensation Committee believes that long-term equity incentives are also a key component of executive compensation. In connection with this belief, the Company, under the guidance of the Compensation Committee, developed a comprehensive plan regarding equity compensation for the Company’s executive officers and key employees. Based in part on the recommendations of PricewaterhouseCoopers, the Company’s compensation advisor, the Company determined appropriate types and levels of equity compensation, which consist primarily of the grants of options to purchase shares of Common Stock pursuant to three and four year vesting periods. During 2001, the Compensation Committee awarded an aggregate of 1,549,464 options to purchase shares of Common Stock to the Company’s executive officers, senior management and other key employees.

     Other Benefits. The Company also matches a percentage of eligible employee contributions to its qualified 401(k) Plan. The matching contributions are made in cash.

Compensation of Chief Executive Officer and President

     The executive compensation policy described above is applied in setting the compensation of the Company’s Chief Executive Officer and President, John D. Ferguson. Mr. Ferguson participates in the same executive compensation plans available to other executive officers. For 2001, Mr. Ferguson’s cash compensation was $817,158. Approximately 36% of this amount was earned as a performance-driven incentive under the 2001 Cash Bonus Plan. Pursuant to the terms of his employment agreement, Mr. Ferguson had a base salary of $350,000, with a guaranteed bonus of $175,000. In addition, Mr. Ferguson was granted non-qualified stock options to purchase 309,088 shares of Common Stock, on a post-reverse stock split basis, at an exercise price of $8.75 per share.

Additional Actions of the Compensation Committee

     During 2001 and to date in 2002, the Compensation Committee has approved certain amendments to the Company’s equity incentive plans and the establishment of deferred compensation plans as described below.

     Amendments to Equity Incentive Plans. During 2001, the Compensation Committee approved certain amendments to the Company’s 1997 Share Incentive Plan (the “1997 Plan”) and 2000 Stock Incentive Plan (the “2000 Plan,” and together with the 1997 Plan, the “Plans”). Pursuant to the amendments, options to purchase shares of Common Stock granted under the Plans on or following December 13, 2001 (the date of the amendments), whether vested or unvested, may be exercised by the holders (or their respective estates or designees) at any time during the remaining stated term of such options following the death, disability or retirement of the option holder. Under the prior terms of the 1997 Plan, absent contrary terms set forth in a specific option agreement, all vested options were generally required to be exercised within three years of death, disability or retirement, with all unvested options being immediately cancelled upon death, disability or retirement. Under the prior terms of the 2000 Plan, absent contrary terms set forth in a specific option agreement, all options were automatically vested and generally required to be exercised within one year of death, disability or retirement.

     The Compensation Committee approved these amendments in an effort to (i) conform the provisions of the 1997 Plan and the 2000 Plan with respect to the death, disability or retirement of an option holder, and (ii) to reflect what the committee believes to be common practice among similarly situated companies. These amendments did not change or otherwise affect the terms of any options granted prior to December 13, 2001, including options to purchase shares of Common Stock granted to John D. Ferguson and William F. Andrews in 2000 and to the Company’s executive officers and other key employees in May 2001.

     Deferred Compensation Plans. In February 2002, the Compensation Committee approved the terms of two nonqualified deferred compensation plans covering the Company’s executive officers and key employees and the Company’s non-employee directors. The deferred compensation plan for the Company’s executive officers and key employees became effective April 1, 2002. Under the terms of this plan, participants are allowed to defer up to 50% of their annual base salary and 100% of their incentive cash bonus each plan year. The Company, in its discretion, may make matching contributions to the plan. It currently intends to make matching contributions equal to 100% of amounts deferred up to 5% of total compensation. Any compensation deferred and the Company’s matching contributions, if any, will earn a return determined based on the return received by the Company on certain investments designated by the Compensation Committee as a funding mechanism for meeting the Company’s obligations under the plan. Participants are 100% vested in amounts deferred under the plan and the earnings thereon, and vest over a three year period with respect to matching contributions and earnings thereon. Participants may elect to receive benefits accrued under the plan generally at any time after the end of the fifth year following the deferral.

     The deferred compensation plan for the Company’s non-employee directors is currently expected to be implemented in June 2002. Under the terms of this plan, it is anticipated that participants will be permitted to defer all of their directors fees, which will also earn a return determined based on the return received by the Company on certain investments designated by the Compensation Committee as a funding mechanism for meeting the Company’s obligations under the plan. Participants will be 100% vested in all amounts deferred under the plan and the earnings thereon. Participants may elect to receive benefits accrued under the plan at generally any time after the end of the fifth year following the deferral.

Summary

     The Compensation Committee believes this mix of market-based salaries, potentially significant variable cash incentives for both long-term and short-term performance and the potential for equity ownership in the Company represents a balance that will motivate the management team to continue to produce strong returns. The Compensation Committee further believes this program strikes an appropriate balance between the interests and needs of the Company in operating its business and appropriate rewards based on stockholder value creation.

Tax Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company’s tax return of compensation over $1.0 million to either the Chief Executive Officer or any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company’s stockholders. The Compensation Committee’s actions with respect to Section 162(m) in 2001 were to make every reasonable effort to ensure that compensation was deductible to the extent permitted while simultaneously providing appropriate rewards for performance. The Compensation Committee also currently intends to structure performance based compensation awarded in the future to executive officers who may be subject to Section 162(m) in a manner that satisfies the relevant requirements. The Compensation Committee, however, reserves the authority to award non-deductible compensation as they may deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Submitted by the Compensation Committee of the Board of Directors:

Joseph V. Russell, Chairman
John D. Correnti
John R. Horne
John R. Prann, Jr.

Compensation Committee Interlocks and Insider Participation

     The Company’s Compensation Committee is currently comprised of John D. Correnti, John R. Horne, John R. Prann, Jr. and Joseph V. Russell, with Mr. Russell serving as Chairman. Messrs. Correnti, Prann and Russell were originally appointed to serve as members of the Compensation Committee on December 13, 2000, immediately following their election as directors at the 2000 annual meeting of the Company’s stockholders, and were subsequently reappointed to the Committee on May 22, 2002, immediately following their re-election as directors at the 2001 annual meeting of the Company’s stockholders. On February 14, 2002, Mr. Horne was also appointed to serve as a member of the Committee.

     Until February 2001, Mr. Prann served as the chief executive officer and president of Katy Industries, Inc. William F. Andrews, the Chairman of the Company’s Board of Directors, currently serves, and during 2001 also served, as a member of Katy Industries, Inc.’s board of directors and as a member of its audit committee. Mr. Horne currently serves as chairman, chief executive officer and president of Navistar International Corporation. Until February 2002, Mr. Andrews also served as a member of the board of directors of Navistar International Corporation and as a member of its compensation committee. As of the date of this Proxy Statement, none of these interlocking relationships continue to exist.

     Except for the foregoing, none of the members of the Compensation Committee named above have any professional, familial or financial relationship with the Company’s Chief Executive Officer and President or any other executive officer of the Company other than as a member of the Board of Directors.

OWNERSHIP OF THE COMPANY’S SECURITIES BY
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

     Except as otherwise indicated, the following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock (on a post-reverse stock split basis) as of March 31, 2002 by: (i) each stockholder of the Company that the Company believes currently holds more than a 5% beneficial interest in the Common Stock; (ii) each existing director of the Company, (iii) each of the Company’s existing executive officers; and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares of Common Stock listed below, based on information furnished by such owners and/or from information contained in reports filed by the beneficial owner with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), have sole voting and investment power with respect to such shares.

	Number of Shares of
	Common Stock		Percent of
Name of Beneficial Owner	Beneficially Owned(1)		Class(2)

FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109	2,147,260	(3)	7.7%

Christopher M. Jeffries
MDP Ventures IV LLC
c/o Millennium Partners
1995 Broadway
New York, New York 10023	3,474,084	(4)	11.1%

Pacific Mezzanine Fund, L.P.
610 Newport Center Drive, Suite 1100
Newport Beach, California 92660	3,369,600	(5)	10.7%

Rolaco Holding S.A.
c/o Oryx Merchant Bank Limited
104 Lancaster Gate
London W23 NT England	2,341,789	(6)	8.4%

William F. Andrews	113,152	(7)	*
John D. Ferguson	385,181	(8)	1.4%
Lucius E. Burch, III	417,974	(9)	1.5%
John D. Correnti	8,500	(10)	*
John R. Horne	1,666	(11)	*
C. Michael Jacobi	24,000	(12)	*
Charles L. Overby	1,666	(13)	*
John R. Prann, Jr.	8,400	(14)	*
Joseph V. Russell	67,472	(15)	*
Henri L. Wedell	640,108	(16)	2.3%
J. Michael Quinlan	202,432	(17)	*
Irving E. Lingo, Jr.	56,858	(18)	*
G. A. Puryear IV	29,429	(19)	*
Todd Mullenger	39,602	(20)	*
David M. Garfinkle	5,225	(21)	*
Jimmy Turner	30,721	(22)	*
All directors and executive officers as a group (16 persons)	2,032,386	(23)	7.1%

*	Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1) Includes shares as to which such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power, as these terms are defined in Rule 13d-3(a) of the Exchange Act. Shares of Common Stock underlying options to purchase shares of Common Stock and securities convertible into shares of Common Stock, which are exercisable or convertible, or become exercisable or convertible, within 60 days after March 31, 2002 are deemed to be outstanding with respect to a person or entity for the purpose of computing the outstanding shares of Common Stock owned by the particular person and by the group, but are not deemed outstanding for any other purpose.

(2) Based on 28,014,115 shares of Common Stock issued and outstanding on March 31, 2002. Does not include approximately 310,000 shares of Common Stock remaining to be issued in connection with the state court portion of the Company’s stockholder litigation settlement.

(3) This beneficial ownership information is based upon information contained in a Schedule 13G dated February 14, 2002 and filed with the Commission on February 14, 2002 by FMR Corp. jointly with its affiliates, Edward C. Johnson, III, Abigail P. Johnson, Fidelity Management & Research Company and Fidelity Small Cap Independence, and on behalf of Fidelity International Limited. FMR Corp. and/or its affiliates have sole voting and investment power over 36,890 shares of Common Stock and sole investment power over 2,097,170 shares of Common Stock. Fidelity International Limited, an independent company on behalf of which FMR Corp. filed the Schedule 13G, has sole voting and investment power over 13,200 shares of Common Stock.

(4) This beneficial ownership information is based upon information contained in: (i) a Schedule 13G dated December 20, 2001 and filed with the Commission on January 8, 2002 jointly by Christopher M. Jeffries (“Jeffries”), Income Opportunity Fund I LLC (“IOF”), Millennium Development Partners V LLC (“MDP V”), Millennium Holdings II LLC (“MH II”) and Millennium Holdings III LLC (“MH III” and, collectively with Jeffries, IOF, MDP V and MH II, the “MDP Affiliates”); and (ii) the Forms 3 and 4 filed with the Commission by the MDP Affiliates (the Schedule 13G and the Forms 3 and 4 referenced in the previous sentence known collectively as the “Commission Filings”). Jeffries is also the controlling member of MDP V, MH II and MH III. MDP V is the managing member of IOF. According to the Commission Filings, each of: (i) IOF; and (ii) MH III is the holder of 46,847 shares of Common Stock and an amount of the Company’s 10% convertible subordinated notes due December 31, 2008 (the “MDP Notes”) convertible into 1,261,087 shares of Common Stock at any time prior to December 31, 2008. According to the Commission Filings, MH II is the holder of an amount of MDP Notes convertible into 840,724 shares of Common Stock. Also, according to the Commission Filings, MDP Ventures II LLC, an affiliate of the MDP Affiliates, is the holder of 6,287 shares of Common Stock, and Jeffries is the holder of 11,205 shares of Common Stock.

(5) This beneficial ownership information is based on the terms of the Company’s $30.0 million 8% convertible subordinated notes due February 28, 2005. The holder of the notes may convert the notes into shares of Common Stock at any time prior to February 28, 2005 at a current conversion rate of 11.232 per $100 of the notes (as adjusted to reflect the full issuance of shares in connection with the Company’s stockholder litigation settlement). The current conversion rate of the notes is subject to adjustment upon the occurrence of future events.

(6) This beneficial ownership information is based on information contained in a Schedule 13G dated August 16, 2001 and filed with the Commission on August 17, 2001.

(7) Includes 50,686 shares of Common Stock owned directly by Mr. Andrews. Also includes 62,466 shares of Common Stock issuable upon the exercise of exercisable options (or options that will become exercisable within 60 days) to purchase shares of Common Stock.

(8) Includes: (i) 30,340 shares of Common Stock owned directly by Mr. Ferguson; and (ii) 732 shares of Common Stock held in the Company’s 401(k) Plan. Also includes 354,109 shares of Common Stock issuable upon the exercise of exercisable options (or options that will become exercisable within 60 days) to purchase shares of Common Stock.

(9) Includes: (i) 382,110 shares of Common Stock owned directly by Mr. Burch; (ii) 23,776 shares of Common Stock owned by the Lucius Burch Family Foundation; and (iii) 792 shares of Common Stock owned by Lucius Burch Sheffield Partners. Also includes 11,296 shares of Common Stock issuable upon the exercise of exercisable options to purchase shares of Common Stock.

(10) Includes 500 shares of Common Stock owned directly by Mr. Correnti. Also includes 8,000 shares of Common Stock issuable upon the exercise of exercisable options to purchase shares of Common Stock.

(11) Consists of 1,666 shares of Common Stock issuable upon the exercise of exercisable options to purchase shares of Common Stock.

(12) Includes: (i) 10,000 shares of Common Stock owned directly by Mr. Jacobi; and (ii) 6,000 shares of Common Stock held in an IRA. Also includes 8,000 shares of Common Stock issuable upon the exercise of exercisable options to purchase shares of Common Stock.

(13) Consists of 1,666 shares of Common Stock issuable upon the exercise of exercisable options to purchase shares of Common Stock.

(14) Includes 400 shares of Common Stock owned directly by Mr. Prann. Also includes 8,000 shares of Common Stock issuable upon the exercise of exercisable options to purchase shares of Common Stock.

(15) Includes 54,450 shares of Common Stock owned directly by Mr. Russell or jointly with his wife. Also includes 13,022 shares of Common Stock issuable upon the exercise of exercisable options to purchase shares of Common Stock.

(16) Includes: (i) 26,537 shares of Common Stock owned directly by Mr. Wedell; (ii) 314,619 shares of Common Stock owned by Mr. Wedell’s wife; (iii) 173,463 shares of Common Stock held in an IRA; (iv) 102,489 shares of Common Stock held by the Wedell Spendthrift Trust; and (v) 15,000 shares of Common Stock held by The Miller Trust. Also includes 8,000 shares of Common Stock issuable upon the exercise of exercisable options to purchase shares of Common Stock. Does not include shares of Common Stock held by Mr. Wedell’s daughter, of which Mr. Wedell disclaims beneficial ownership.

(17) Includes: (i) 36,875 shares of Common Stock owned directly by Mr. Quinlan; (ii) 3,344 shares of Common Stock held in the Company’s 401(k) Plan; (iii) 5,563 shares of Common Stock owned by Mr. Quinlan’s wife; (iv) 120 shares of Common Stock owned by each of Mr. Quinlan’s two daughters; and (v) 689 shares of Common Stock held in an IRA. Also includes 155,721 shares of Common Stock issuable upon the exercise of exercisable options (or options that will become exercisable within 60 days) to purchase shares of Common Stock.

(18) Consists of 56,858 shares of Common Stock issuable upon the exercise of exercisable options (or options that will become exercisable within 60 days) to purchase shares of Common Stock.

(19) Includes 1,000 shares of Common Stock owned directly by Mr. Puryear. Also includes 28,429 shares of Common Stock issuable upon the exercise of exercisable options (or options that will become exercisable within 60 days) to purchase shares of Common Stock.

(20) Includes 34,377 shares of Common Stock owned directly by Mr. Mullenger. Also includes 5,225 shares of Common Stock issuable upon the exercise of exercisable options (or options that will become exercisable within 60 days) to purchase shares of Common Stock.

(21) Consists of 5,225 shares of Common Stock issuable upon the exercise of exercisable options (or options that will become exercisable within 60 days) to purchase shares of Common Stock.

(22) Includes: (i) 20,305 shares of Common Stock held directly by Mr. Turner; and (ii) 2,115 shares of Common Stock held in the Company’s 401(k) Plan. Also includes 8,301 shares of Common Stock issuable upon the exercise of exercisable options (or options that will become exercisable within 60 days) to purchase shares of Common Stock. Mr. Turner does not currently have investment power with respect to 5,305 shares of Common Stock held pursuant to the terms of a restricted stock plan.

(23) Includes 735,984 shares of Common Stock issuable upon the exercise of exercisable options (or options that will become exercisable within 60 days) to purchase shares of Common Stock.

Series A Preferred Stock

     Except as otherwise indicated, the following table sets forth certain information with respect to the beneficial ownership of shares of Series A Preferred Stock as of March 31, 2002 by: (i) each stockholder of the Company that the Company believes currently holds more than a 5% beneficial interest in the Series A Preferred Stock; (ii) each of the Company’s existing directors; (iii) each of the Company’s existing executive officers; and (iv) all of the Company’s directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares of Series A Preferred Stock listed below, based on information furnished by such owners and/or from information contained in reports filed by the beneficial owner with the Commission pursuant to Section 13 of the Exchange Act, have sole voting and investment power with respect to such shares.

	Number of Shares of
	Common Stock	Percent of
Name of Beneficial Owner	Beneficially Owned(1)	Class(2)

Jacob May
1900 Church Street, Suite 400
Nashville, TN 37203	299,000 (3)	7.0%

William F. Andrews	0	*
John D. Ferguson	20,860	*
Lucius E. Burch, III	10,000	*
John D. Correnti	0	*
John R. Horne	0	*
C. Michael Jacobi	0	*
Charles L. Overby	0	*
John R. Prann, Jr.	0	*
Joseph V. Russell	5,000	*
Henri L. Wedell	218,500 (4)	5.1%
J. Michael Quinlan	0	*
Irving E. Lingo, Jr.	10,600	*
G. A. Puryear IV	0	*
Todd Mullenger	0	*
David M. Garfinkle	0	*
Jimmy Turner	0	*
All directors and executive officers as a group (16 persons)	264,960	6.2%

*	Represents beneficial ownership of less than 1% of the outstanding shares of Series A Preferred Stock.

(1) Includes shares as to which such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power, as these terms are defined in Rule 13d-3(a) of the Exchange Act.

(2) Based on 4,300,000 shares of Series A Preferred Stock issued and outstanding on March 31, 2002.

(3) This beneficial ownership information is based on information contained in a Schedule 13D dated August 1, 2001 and filed with the Commission on August 2, 2001.

(4) Consists of: (i) 193,600 shares of Series A Preferred Stock owned by Mr. Wedell’s wife; (ii) 18,400 shares of Series A Preferred Stock held in an IRA; and (iii) 6,500 shares of Series A Preferred Stock held by the Wedell Spendthrift Trust.

Series B Preferred Stock

     Except as otherwise indicated, the following table sets forth certain information with respect to the beneficial ownership of shares of Series B Preferred Stock as of March 31, 2002 by: (i) each of the Company’s stockholders that the Company believes currently holds more than a 5% beneficial interest in the Series B Preferred Stock; (ii) each of the Company’s existing directors; (iii) each of the Company’s existing executive officers; and (iii) all of the Company’s directors and officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares of Series B Preferred Stock listed below, based on information furnished by such owners and/or from information contained in reports filed by the beneficial owner with the Commission pursuant to Section 13 of the Exchange Act, have sole voting and investment power with respect to such shares.

	Number of Shares of
	Common Stock		Percent of
Name of Beneficial Owner	Beneficially Owned(1)		Class(2)

Rolaco Holding S.A.
c/o Oryx Merchant Bank Limited
104 Lancaster Gate
London W23 NT England	371,614	(3)	9.1%

Zurich Scudder Investments, Inc.
345 Park Avenue
New York, New York 10154	530,208	(4)	13.0%

William F. Andrews	0		*
John D. Ferguson	19,096	(5)	*
Lucius E. Burch, III	0		*
John D. Correnti	0		*
John R. Horne	0		*
C. Michael Jacobi	0		*
Charles L. Overby	0		*
John R. Prann, Jr.	0		*
Joseph V. Russell	0		*
Henri L. Wedell	240,883	(6)	5.9%
J. Michael Quinlan	15,926	(7)	*
Irving E. Lingo, Jr.	0		*
G. A. Puryear IV	0		*
Todd Mullenger	15,918	(8)	*
David M. Garfinkle	1,347	(9)	*
Jimmy Turner	18,999	(10)	*
All directors and executive officers as a group (16 persons)	312,169	(11)	7.7%

*	Represents beneficial ownership of less than 1% of the outstanding shares of Series B Preferred Stock.

(1) Includes shares as to which such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power, as these terms are defined in Rule 13d-3(a) of the Exchange Act.

(2) Based on 4,063,791 shares of Series B Preferred Stock issued and outstanding on March 31, 2002. Does not include shares of Series B Preferred Stock issued as a paid-in-kind dividend on April 1, 2002.

(3) This beneficial ownership information is based on information contained in a Schedule 13G dated August 16, 2001 and filed with the Commission on August 17, 2001. The share total also includes an aggregate of approximately 21,332 shares of Series B Preferred Stock issued on October 2, 2001 and January 2, 2002 as paid-in-kind dividends on shares of Series B Preferred Stock previously issued to and held by Rolaco Holding S.A. Does not include shares of Series B Preferred Stock issued as a paid-in-kind dividend on April 1, 2002.

(4) This beneficial ownership information is based on information contained in a Schedule 13G dated February 1, 2002 and filed with the Commission on February 1, 2002.

(5) Consists of 19,096 shares of Series B Preferred Stock held in an IRA. Does not include shares of Series B Preferred Stock issued as a paid-in-kind dividend on April 1, 2002.

(6) Includes: (i) 186,911 shares of Series B Preferred Stock held in an IRA; (ii) 24,411 shares of Series B Preferred Stock owned by Mr. Wedell’s wife; and (iii) 29,561 shares of Series B Preferred Stock held by the Wedell Spendthrift Trust. Does not include shares of Series B Preferred Stock issued as a paid-in-kind dividend on April 1, 2002.

(7) Includes: (i) 15,921 shares of Series B Preferred Stock owned directly by Mr. Quinlan; and (ii) five shares of Series B Preferred Stock held in an IRA. Does not include shares of Series B Preferred Stock issued as a paid-in-kind dividend on April 1, 2002. Mr. Quinlan does not currently have investment power with respect to 15,918 shares of Series B Preferred Stock held pursuant to the terms of a restricted stock plan.

(8) Does not include shares of Series B Preferred Stock issued as a paid-in-kind dividend on April 1, 2002. Mr. Mullenger does not currently have investment power with respect to 15,918 shares of Series B Preferred Stock held pursuant to the terms of a restricted stock plan.

(9) Does not include shares of Series B Preferred Stock issued as a paid-in-kind dividend on April 1, 2002.

(10) Does not include shares of Series B Preferred Stock issued as a paid-in-kind dividend on April 1, 2002. Mr. Turner does not currently have investment power with respect to 18,999 shares of Series B Preferred Stock held pursuant to the terms of a restricted stock plan.

(11) Does not include shares of Series B Preferred Stock issued as a paid-in-kind dividend on April 1, 2002.

PERFORMANCE GRAPH

     The Common Stock is currently traded on the NYSE under the symbol “CXW”. Prior to the completion of the Company’s Restructuring during the fourth quarter of 2000, the Common Stock was traded on the NYSE under the symbol “PZN”. On April 10, 2002, the last reported sales price of the Common Stock was $15.44 per share. Effective May 18, 2001, the Company completed a reverse stock split of the Common Stock at a ratio of one-for-ten.

     The Common Stock began trading on the NYSE following the completion of the 1999 Merger. As such, the information provided below relating to stockholder returns for the periods indicated relates to the Company since the Common Stock began trading on the NYSE following the 1999 Merger.

     As a result of the completion of the Restructuring, and the Company’s operation as a taxable subchapter C corporation commencing with its taxable year ending December 31, 2000, the following graph provides a comparison of the cumulative total stockholder return on the Common Stock compared to the cumulative total return of the Standard & Poor’s 500 Index (the “S&P 500 Index”) and an index consisting of companies that are direct competitors of the Company following the Restructuring (the “Peer Group Index”). The Company believes that the companies included in the Peer Group Index generally possess assets, liabilities and operations more similar to the Company than companies comprising other publicly-available indices. In addition, since the Company operated as and elected to qualify and be taxed as a real estate investment trust, or REIT, for its 1999 taxable year, the following graph also provides a comparison of the cumulative total stockholder return on the Common Stock compared to the cumulative total return of the National Association of Real Estate Investment Trusts Total Return Equity Index (the “NAREIT Index”). The graph assumes an investment of $100 at the time of the 1999 Merger, a reinvestment of distributions and/or dividends and actual increase of the market value of the Common Stock relative to the initial investment of $100. The comparisons in this graph are required by the Commission and are not intended to forecast or be indicative of possible or future performance of the Common Stock. All values related to the shares of Common Stock are on a post-reverse stock split basis.

LEGEND OF INDEX VALUES

	12/31/	3/31/	6/30/	9/30/	12/31/	3/31/	6/30/	9/30/	12/31/	3/31/	6/30/	9/30/	12/31/
	1998	1999	1999	1999	1999	2000	2000	2000	2000	2001	2001	2001	2001

Corrections Corp. of America	$100.00	$87.65	$52.30	$60.08	$28.29	$17.12	$17.12	$6.64	$1.92	$4.47	$8.91	$7.35	$10.37

Peer Group*	$100.00	$69.32	$70.73	$54.37	$43.39	$40.38	$31.73	$33.12	$27.22	$34.57	$50.45	$53.53	$55.27

S&P 500 Index	$100.00	$104.98	$112.38	$105.36	$121.04	$123.82	$120.53	$119.36	$110.02	$96.98	$102.65	$87.59	$96.95

NAREIT Index	$100.00	$94.90	$104.94	$95.20	$93.52	$95.62	$105.71	$113.69	$117.72	$118.97	$132.51	$129.23	$135.97

* The Peer Group includes Avalon Correctional Services, Inc., Children’s Comprehensive Services, Inc.**, Cornell Companies, Inc., Correctional Services Corp., and Wackenhut Corrections Corp.

** Children’s Comprehensive Services, Inc. ceased to be publicly-traded during the first quarter of 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Effective as of May 21, 2001, the Company completed a series of transactions with Sodexho Alliance S.A. (“Sodexho”) in connection with the sale of Sodexho’s ownership interest in the Company’s equity securities to two private purchasers. As part of these transactions, a series of previously existing agreements between the parties was terminated, including an agreement providing Sodexho with the contractual right to designate a member of the Company’s Board of Directors. In connection with these transactions Jean-Pierre Cuny, an affiliate of Sodexho, resigned from the Company’s Board of Directors, effective as of May 21, 2001. Following these transactions, the Company, through a subsidiary, continues to own jointly with Sodexho an interest in Agecroft Prison Management Ltd., a United Kingdom entity formed to operate the Agecroft Prison facility in Salford, England.

     The Company also entered into a standstill agreement with Latonia International Limited, the purchaser of the substantial majority of Sodexho’s ownership interest and an affiliate of Rolaco Holding S.A., a privately-held investor registered in Luxembourg. The terms of the standstill agreement provided that, for a period of three years following the acquisition date, the purchaser would not acquire additional shares of the Company’s equity securities or otherwise attempt to acquire control of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the Commission and the NYSE. Executive officers, directors and 10% Holders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms that they file. To the Company’s knowledge, based solely on review of the copies of such reports and amendments thereto furnished to the Company and on written representations made to the Company that no other reports were required during, or with respect to, the fiscal year ended December 31, 2001, all Section 16(a) filing requirements relating to the Company were timely made except for the following: (i) Lucius E. Burch, III inadvertently failed to report on Form 3 a holding of Common Stock by a family foundation for which he is trustee; (ii) C. Michael Jacobi inadvertently failed to file a Form 4 with the Commission on a timely basis to report a purchase of Common Stock; (iii) Joseph V. Russell inadvertently failed to file a Form 4 with the Commission on a timely basis to report a purchase of Series A Preferred Stock; and (iv) Henri L. Wedell inadvertently failed to file a Form 4 with the Commission on a timely basis to report a purchase of Series B Preferred Stock by his wife.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Under the rules of the Commission, if a stockholder wants the Company to include a proposal in the Company’s proxy statement and form of proxy for presentation at the Company’s 2003 Annual Meeting of Stockholders (the “2003 Annual Meeting”), the proposal must be received by the Company at the following address: Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. Such proposal must also comply with the regulations of the Commission regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

     Under the Bylaws of the Company, and as permitted by the rules of the Commission, a stockholder may nominate a director or present a stockholder proposal not included in the Company’s proxy statement at the Company’s 2003 Annual Meeting. Written notice of such a nomination or proposal, along with appropriate supporting information and documentation, must be submitted, via certified mail, return receipt requested, to: Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

     The Company’s annual meeting of stockholders will generally be held during the month of May of each year. For a nomination or proposal to be presented at the Company’s 2003 Annual Meeting, it must be received at the Company’s principal executive offices: (i) not earlier than the 90th day prior to the 2003 Annual Meeting; and (ii) not later than the 60th day prior to the 2003 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2003 Annual Meeting is first made. If the Company does not receive notice during such period, the nomination or proposal will not be presented at the 2003 Annual Meeting. Additionally, persons named as proxies in the Company’s proxy materials relating to the 2003 Annual Meeting will use their discretion in voting the proxies when any nominations or proposals from stockholders not received during such period are raised at the meeting.

ANNUAL REPORT AND FORM 10-K

     All stockholders of record on the Record Date will receive with this Proxy Statement a copy of the Company’s 2001 Annual Report to Stockholders. The Annual Report to Stockholders, however, is not part of the proxy solicitation materials. Any stockholder who desires a copy of the Company’s 2001 Annual Report to Stockholders or the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Commission, may obtain a copy without charge by addressing a request to the Secretary of Corrections Corporation of America at 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

OTHER MATTERS

     The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors,

William F. Andrews Chairman of the Board of Directors

John D. Ferguson Vice-Chairman of the Board of Directors and Chief Executive Officer and President

April 15, 2002
Nashville, Tennessee

APPENDIX A

Charter of the Audit Committee of the Board of Directors
of Corrections Corporation of America

I. Purpose

     The Audit Committee is composed of members of the Board of Directors of the Company meeting the qualifications set forth herein under Section IV (the “Board of Directors”). The purpose of the Audit Committee is to assist the Board of Directors of the Company in fulfilling its responsibilities to oversee the Company’s financial reporting process, including monitoring the integrity of the Company’s financial statements and the independence and performance of the Company’s internal and external auditors. The Board of Directors desires to provide detailed guidance for the Audit Committee and define the role of the Audit Committee in relation to the Board of Directors and the Company through the adoption of this Charter (the “Charter”).

II. Source of Authority for the Audit Committee

     Article IV, Section 2(b) of the Company’s Bylaws requires the Board of Directors of the Company to appoint a committee whose primary responsibilities are, among other things, to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company’s accounting controls. On March 2, 1998, the audit committee of the Company’s predecessor, CCA Prison Realty Trust, adopted a charter (the “Old Charter”). The Audit Committee operated under the terms of the Old Charter until June 2000, at which time it adopted a new charter. This Charter has been subsequently adopted to reflect the new requirements of the New York Stock Exchange (“NYSE”) and the United States Securities and Exchange Commission (“SEC”). The Board of the Directors has adopted this Charter and revoked the Old Charter and any of its successor charters.

III. Responsibilities of the Audit Committee

     It is the responsibility of executive management of the Company to prepare financial statements in accordance with generally accepted accounting principles and of the Company’s independent auditors to audit those financial statements. The Audit Committee’s responsibility is one of oversight only, and in carrying out its responsibility, the Audit Committee (i) does not itself prepare financial statements or perform audits, and (ii) is not providing any expert or other special assurance as to the Company’s financial statements.

     The following are the general responsibilities of the Audit Committee and are set forth only for its guidance. The Audit Committee may diverge from these responsibilities and may assume such other responsibilities as it deems necessary or appropriate in carrying out its oversight functions. The Audit Committee shall:

•	meet at least five (5) times per year, or more frequently as circumstances require. The Audit Committee may ask members of management or others to attend the meeting and to provide pertinent information as necessary;

•	provide an open avenue of communication between the independent auditors and the Board of Directors;

•	review the experience and qualifications of the senior members of the independent auditors’ team and the quality control procedures of the independent auditor;

•	propose to the Board of Directors annually the appointment of the independent auditors who shall be accountable to the Board of Directors and the Audit Committee;

•	determine whether to recommend to the Board of Directors that the Company’s financial statements be included in its Annual Report on Form 10-K for filing with the SEC. To carry out this responsibility, the Audit Committee shall:

–	review and discuss the audited financial statements with management and the independent auditors;

–	discuss with the independent auditors the matters required by Statement on Auditing Standards No. 61, as amended and/or modified;

–	review and discuss with the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence and, where appropriate, recommend that the Board of Directors take appropriate action in response to the disclosures to satisfy itself of the independence of the Company’s independent auditors; and

–	based upon the reviews and discussions, issue its report for inclusion in the Company’s proxy statement;

•	approve the provision of services by the independent auditors not related to the audit of the annual financial statements, considering whether the provision of such services and the review of the interim financial statements included in the Company’s Forms 10-Q for such year is compatible with maintaining the auditor’s independence;

•	recommend to the Board of Directors guidelines for the Company’s hiring of employees of the independent auditors who were previously engaged on the Company’s account;

•	review and discuss with management and the independent auditors the Company’s interim financial statements to be included in the Company’s quarterly reports to be filed with the SEC prior to the filing of such reports, including the results of the independent auditors’ reviews of the quarterly financial statements;

•	oversee the functioning of the Company’s annual audit, including the audit scope and budget, and review periodic reports prepared by the Company’s financial and accounting department;

•	review with the independent auditors any problems or difficulties the auditors may have encountered and any management letter provided by the auditors and the Company’s response to that letter. Such review should include:

–	any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management;

–	any changes required in the planned scope of the audit; and

–	a discussion of the adequacy of the Company’s internal controls;

•	inquire of management and the independent auditors about significant risks or exposures affecting the Company and assess the steps management has taken to minimize such risks to the Company;

•	meet privately with the independent auditors and with the chief financial officer of the Company to review the Company’s accounting practices, internal accounting controls and such other matters as the Audit Committee deems appropriate, including: (i) a discussion of the accounting policies which are viewed as critical; (ii) a review of accounts subject to significant estimates; (iii) an analysis of the effect of alternative GAAP methods on the Company’s financial statements; and (iv) a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters;

•	review and discuss with management and the outside auditors: (i) any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company; and (ii) any transactions or courses of dealing with parties related to the Company which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Company’s financial statements;

•	review with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies;

•	review material pending legal proceedings involving the Company and other contingent liabilities;

•	regularly report to the Board of Directors its conclusions with respect to the matters that the Audit Committee has considered; and

•	review and reassess the adequacy of this Charter annually and submit it to the Board of Directors for approval.

     The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, experts, accountants or other advisors to assist it in the conduct of any investigation.

     The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors.

     In discharging its oversight responsibilities, the Audit Committee shall have unrestricted access to the Company’s management, books and records and the authority to retain outside counsel, experts, accountants or other advisors at the Audit Committee’s sole discretion. The Audit Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company.

IV. Eligibility to Serve

     The Audit Committee shall consist of at least two (2) independent members of the Board of Directors who shall serve at the pleasure of the Board of Directors. As of June 14, 2001, the Audit Committee shall consist of at least three (3) independent members of the Board of Directors who shall serve at the pleasure of the Board of Directors. One (1) exception to the independence requirement is allowed, subject to the provisions of Section 303.02(D) of the NYSE’s Listed Company Manual. Audit Committee members shall be “independent” (as such term is defined by the NYSE); therefore, an Audit Committee member shall not: (a) be a present employee or have been employed by the Company or its affiliates in the last three (3) years; (b) have had a direct business relationship with the Company within the past three (3) years nor have been a partner, controlling shareholder, or executive officer of an organization that has had a business relationship with the Company, unless the Board of Directors, by considering the materiality of the relationship to the Company, to the member and, if applicable, to the organization with which the member is affiliated, determines that the relationship does not interfere with the member’s exercise of independent judgment; (c) be employed as an executive of another corporation where any of the Company’s executives serve on the corporation’s compensation committee; or (d) be an immediate family member (including a person’s spouse, parents, children, siblings, mother-in-law and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares such person’s home) of an individual who has been an executive officer of the Company or its affiliates during the past three (3) years.

     Each Audit Committee member shall be financially literate, as such qualification is determined in the sole discretion of the Board of Directors in the exercise of its business judgment. At least one member of the Audit Committee shall have accounting or financial management expertise, as such qualification is determined in the sole discretion of the Board of Directors in the exercise of its business judgment. In addition, the Chairman of the Audit Committee shall have accounting or financial management expertise, determined as set forth above. In addition to the foregoing, Audit Committee eligibility requirements are subject to those restrictions promulgated by the NYSE and any other exchange on which the Company’s securities may be listed, either now or in the future, and this Charter shall automatically, without any action by the Board of Directors or the Audit Committee, be amended to reflect any changes in the requirements set forth by the NYSE or other exchange that conflict with the eligibility requirements set forth herein.

     All members shall serve at the pleasure of the Board of Directors for such terms and length of time as the Board of Directors deems appropriate.

V. Compensation for Services and Reimbursement for Expenses

     Members shall receive $1,000 per Audit Committee meeting attended, unless such amount is increased by the Board of Directors. The Chairman of the Committee also shall receive an additional annual retainer of $1,500, unless such amount is increased by the Board of Directors. Members shall be compensated for reasonable expenses in connection with their attendance at Audit Committee meetings.

VI. Indemnification of Members

     Members of the Audit Committee shall be indemnified to the fullest extent allowed by Maryland law and in accordance with the provisions of the Company’s Charter and Bylaws.

VII. Amendments to Charter

     This Charter may be amended from time to time by a majority vote of the Board of Directors.

PROXY

CORRECTIONS CORPORATION OF AMERICA

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) John D. Ferguson and Irving E. Lingo, Jr., and each of them, with full power of substitution and revocation, as proxies of the undersigned, and hereby authorize(s) them to represent and to vote, as designated, all of the voting common stock of Corrections Corporation of America, a Maryland corporation (the “Company”), held by the undersigned on Thursday, April 4, 2002, at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 16, 2002, at 10:00 a.m., local time, at the Hilton Suites, 121 4th Avenue South, Nashville, Tennessee, and at any adjournments or postponements thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW AND “FOR” EACH OF THE FOLLOWING PROPOSALS:

1.	Election of Directors.

[ ] FOR all nominees named

[ ] WITHHOLD AUTHORITY to vote for all nominees

Nominees: William F. Andrews, John D. Ferguson, Lucius E. Burch, III, John D. Correnti, John R. Horne, C. Michael Jacobi, Charles L. Overby, John R. Prann, Jr., Joseph V. Russell and Henri L. Wedell.

[ ] For all nominees except for the following:

2.	In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournments and postponements thereof.

[ ] GRANT AUTHORITY

[ ] WITHHOLD AUTHORITY

Mark here if you plan to attend the meeting [ ] Mark here for address change and note below [ ]

            Please Fully Complete, Date, Properly Sign and Return this Proxy Promptly.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the election of each nominee.

Signature:	Date:	Signature if held jointly:	Date:

Note: Please date and sign the proxy exactly as your name appears on your stock certificate(s) or on this proxy. Each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please provide full title as such. If a corporation, please have the proxy executed by an authorized officer and use the full corporate name of the stockholder. If a partnership or a limited liability company, please sign in such organization’s name by an authorized person. The proxy shall be deemed a grant of authority to vote.

Please Mark, Sign, Date and Return this Proxy Promptly.